Exhibit 99.1

Tilly’s, Inc. Declares Special Dividend of $1.00 per Share

Irvine, CA, November 19, 2021 — Tilly’s, Inc. (NYSE: TLYS, the “Company”) announced today that its Board of Directors has declared a special cash dividend of $1.00 per share, or approximately $31 million in the aggregate, on the Company’s outstanding Class A and Class B common stock. This one-time, special dividend is payable on December 15, 2021 to stockholders of record at the close of business on December 7, 2021. The Company cannot guarantee any future dividends. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s operating results, financial condition, and anticipated capital requirements.

“We are pleased that our strong operating results and cash generation have allowed us to provide another direct return to our stockholders via a special dividend for the second time in 2021,” commented Edmond Thomas, President and Chief Executive Officer.

About Tillys

Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 244 stores and its website, www.tillys.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s declaration and payment of future dividends, if any, and any other statements about its future expectations, plans, intentions, beliefs or prospects expressed by the Company’s management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of inherent risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.